Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Ambac Assurance Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-71362) of IKON Receivables Funding, LLC (the “Registrant”) and in the Prospectus Supplement of the Registrant dated April 16, 2003 (the “Prospectus Supplement”) relating to the Registrant’s Lease-Backed Notes, Series 2003-1, via the Form 8-K of the Registrant dated April 17, 2003, of our report dated January 21, 2003 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended on December 31, 2002, which report appears in the Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 28, 2003 and to the reference to our firm under the heading “Experts” in the Prospectus Supplement.

/s/    KPMG LLP

New York, New York

April 17, 2003

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